Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC
ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of our report dated March 28, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Priority Healthcare Corporation, which appears in the Current Report on Form 8-K/A of Express Scripts, Inc. dated December 22, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP

Orlando, Florida
January 16, 2007